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                                                                  EXHIBIT 23.3

                Consent of Independent Certified Public Accountants



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Imperial Industries, Inc. of our report dated March 27, 1998 relating to the financial statements of Imperial Industries, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1997 included in this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the headings "Experts" in such Prospectus.


PricewaterhouseCoopers LLP

Miami, Florida
October 23, 1998